SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


               Date of Report (Date of earliest event reported) :
                                January 25, 2000


                        PAREXEL INTERNATIONAL CORPORATION
                        ---------------------------------
               (Exact Name of Registrant as Specified in Charter)


Massachusetts                         0-27058                         04-2776269
-------------                         -------                         ----------
(State or Other Jurisdiction  (Commission File Number)             (IRS Employer
of Incorporation)                                            Identification No.)


195 West Street, Waltham, Massachusetts                                    02451
---------------------------------------                                    -----
(Address of Principal Executive Offices)                              (Zip Code)

Registrant's telephone number, including area code                (781) 487-9900

                                 Not Applicable

          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

         On January 25, 2000, the Company issued a press release, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 7.  Financial Statements and Exhibits.

Exhibit No.                Exhibit

99.1     Press release of the Company dated January 25, 2000.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               PAREXEL International Corporation

Dated: January 25, 2000                        by: /s/William T. Sobo, Jr.
                                                   William T. Sobo, Jr.
                                                   Senior Vice President, Chief
                                                   Financial Officer, Treasurer
                                                   and Clerk

                                  EXHIBIT INDEX


Exhibit No.           Description

99.1                  Press release of the Company dated January 25, 2000.

                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                         www.PAREXEL.com

CONTACTS:         Bill Sobo, Senior Vice President, Chief Financial Officer
                  Jill Baker, Director of Investor Relations

                  (781) 434-4118

                PAREXEL REPORTS SECOND QUARTER FINANCIAL RESULTS

Boston, MA, January 25, 2000 - PAREXEL International Corporation (Nasdaq: PRXL) today announced its financial results for the second quarter ended December 31, 1999.

For the three months ended December 31, 1999, PAREXEL's consolidated net revenue increased 11.5% to $98.0 million, from $87.9 million in the prior-year quarter. Income from operations was $6.3 million, a 13.1% decrease from $7.3 million in the prior-year quarter. Net income for the quarter was $5.1 million, or $0.20 per diluted share, compared with net income of $5.1 million, or $0.21 per diluted share for the quarter ended December 31, 1998. On a proforma basis, excluding non-recurring other income of $630,000 from the sale of a minority investment in a company, diluted earnings per share were $0.19 in the current quarter.

For the six months ended December 31, 1999, consolidated net revenue of $189.7 million grew 11.2% over the prior year period net revenue of $170.7 million. Income from operations for the six months ended December 31, 1999, was $12.4 million which represents a year over year decrease of 17.0%. Net income for the six months was $9.5 million which was a decrease of 10.7% over the prior year period.

On a segment basis, revenues for the second quarter were $69.5 million in Clinical Research Services, $16.9 million in the Consulting Group, and $11.6 million in Medical Marketing Services.

Highlights of the quarter ended December 31, 1999, included:

o    The launch of ParXnetTM,  a portfolio of web-based tools, which facilitates
     clinical  trial  management  and  communications,   as  well  as  training,
     e-commerce, product launch, and knowledge management.

o The signing of a collaborative agreement with Pediatric Clinical Trials International, Inc. (PCTI), a wholly-owned corporation of Columbus Children's Hospital, to offer pediatric clinical research services to pharmaceutical and biotechnology companies worldwide.

o    Operating cash flow of $20.0 million.

o Sequential improvement in days sales outstanding (DSOs) which decreased from 62 days in the September quarter to 45 in the December quarter.

o Improvement in the operating income margin, which increased sequentially by 200 basis points.

o Progress with the Company's share repurchase program, resulting in a total of 360,000 shares repurchased to date at a total expenditure of $3.7 million.


In closing, Mr. von Rickenbach stated, "Over the past few months, we have put into place the foundation which is helping us to regain our momentum, and I am pleased to see results in line with expectations this quarter."

This release may contain "forward-looking" statements regarding future results and events, including statements regarding expected future growth and customer demand. The Company's actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Factors that might cause such a difference include, but are not limited to, risks associated with: the loss or delay of large contracts; the Company's dependence on certain industries and clients; the Company's ability to manage growth and its ability to attract and retain employees; the Company's ability to complete additional acquisitions and to integrate newly acquired businesses; government regulation of certain industries and clients; competition and consolidation within the industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations. These factors and others are discussed more fully in the section entitled "Risk Factors" of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

PAREXEL is one of the largest contract pharmaceutical outsourcing organizations in the world, providing a broad range of knowledge-based contract research, medical marketing and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. With a commitment to providing solutions that accelerate time-to-market and peak market penetration, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, medical marketing, clinical pharmacology, regulatory and medical consulting, industry training and publishing and other drug development consulting services. The Company's integrated services, therapeutic area depth and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths. Headquartered near Boston, MA, PAREXEL operates in 44 locations throughout 29 countries around the world, and has approximately 4,580 employees.


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
PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

                                                                     (Unaudited)                  (Unaudited)
                                                                   Three months ended           Six months ended
                                                                       December 31,                December 31,
                                                                     1999        1998            1999          1998
                                                               -----------     --------      ----------     ---------
Net revenue                                                        $97,957      $87,855        $189,725      $170,690

Cost and expenses:
  Direct costs                                                      66,790       58,890         128,923       112,627
  Selling, general and administrative                               19,684       17,215          38,449        34,394
  Depreciation and amortization                                      5,156        4,473          10,251         8,715
  Facilities benefit                                                    --           --           (312)            --
                                                               -----------     --------      ----------     ---------
Income from operations                                               6,327        7,277          12,414        14,954

Other income, net                                                    1,848          627           2,622         1,340
                                                               -----------     --------      ----------     ---------

Income before income taxes                                          $8,175       $7,904         $15,036       $16,294
                                                               ===========     ========      ==========     =========

Net income                                                          $5,064       $5,141          $9,503       $10,646
                                                               ===========     ========      ==========     =========

                Earnings per common share

Basic                                                                $0.20        $0.21           $0.38         $0.43
Diluted                                                              $0.20        $0.21           $0.38         $0.42

Shares used in computing earnings per common share:

Basic                                                               25,070       24,787          25,112        24,732
Diluted                                                             25,216       25,077          25,261        25,084



                     Consolidated Balance Sheet Information

(In thousands)
                                                 (Unaudited)
                                                 December 31,    September 30,
                                                     1999            1999
                                                -------------    -------------

Working capital                                   $139,065        $135,511
Total assets                                      $371,507         365,636
Stockholder's equity                              $198,197         198,602

PAREXEL International Corporation
Segment Information

($ in thousands)
                                                                         (Unaudited)               (Unaudited)
                                                                      Three months ended         Six months ended
                                                                          December 31,              December 31,
                                                                       1999         1998         1999           1998
                                                                     -------       -------    ---------      --------
Clinical Research Services (CRS)

Net revenue                                                          $69,470       $58,127     $134,563      $113,902
% of total net revenue                                                   71%           66%          71%           67%
Gross profit                                                         $23,893       $20,648      $47,339       $41,735
Gross margin                                                             34%           36%          35%           37%

The PAREXEL Consulting Group (PCG)

Net revenue                                                          $16,864       $14,385      $32,199       $27,634
% of total net revenue                                                   17%           16%          17%           16%
Gross profit                                                          $4,056        $4,338       $7,199        $8,493
Gross margin                                                             24%           30%          22%           31%

Medical Marketing Services (MMS)

Net revenue                                                          $11,623       $15,343      $22,963       $29,154
% of total net revenue                                                   12%           18%          12%           17%
Gross profit                                                          $3,218        $3,979       $6,264        $7,835
Gross margin                                                             28%           26%          27%           27%

Total net revenue                                                    $97,957       $87,855     $189,725      $170,690
Total gross profit                                                   $31,167       $28,965      $60,802       $58,063
Gross margin                                                             32%           33%          32%           34%
